As filed with the Securities and Exchange Commission on June 7, 2011

Registration No. 33-67944

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 33-67944

UNDER THE SECURITIES ACT OF 1933

RehabCare Group, Inc.

(Exact Name of Registrant as specified in its charter)

Delaware	51-0265872
(Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7733 Forsyth Boulevard, Suite 2300

St. Louis, Missouri 63105

(800) 677-1238

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

RehabCare Corporation

401(k) Plan

(Full Title of the Plan)

Joseph L. Landenwich, Esq.

Corporate Secretary

RehabCare Group, Inc.

c/o Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, Kentucky 40202-2412

(502) 596-7300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Deregistration of Securities

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 of RehabCare Group, Inc. (the “Company”):

File No. 33-67944, pertaining to the registration of 48,000 shares of common stock, $0.01 par value per share of the Company (“Common Stock”) issuable under the RehabCare Corporation 401(k) Plan, filed with the Securities and Exchange Commission (the “SEC”) and effective on August 27, 1993 (the “Registration Statement”).

On February 7, 2011, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with Kindred Healthcare, Inc. (“Kindred”) and Kindred Healthcare Development, Inc. (“Merger Subsidiary”). The Agreement contemplated that Merger Subsidiary would be merged with and into the Company (the “Merger”) and that the Company would survive the Merger. The Merger became effective on June 1, 2011 (the “Effective Date”) as a result of filing a Certificate of Merger with the Secretary of State of the State of Delaware.

As of the Effective Date, each share of common stock of the Company issued and outstanding immediately prior to the Merger was cancelled (other than the shares held in the treasury of the Company or owned by Kindred or any wholly-owned subsidiary of Kindred or the Company or held by stockholders who properly exercised dissenters’ appraisal rights under Delaware law) and converted into the right to receive $26.00 in cash, without interest thereon and less any required withholding taxes, and 0.471 of a share of Kindred common stock.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. The Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 7, 2011.

RehabCare Group, Inc.

By:	/s/ Joseph L. Landenwich
	Name:	Joseph L. Landenwich
	Title:	Corporate Secretary